                                                                   EXHIBIT 10.18

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                        [THE CULLINAN GROUP LETTERHEAD]


January 1, 1998


Green Mountain Energy Resources L.L.C.
Att'n:  Mr. Andrew Perkins
55 Green Mountain Drive, P.O. Box 2206
South Burlington, VT 05407-2206

Ladies and Gentlemen:

     This agreement is made effective as of January 1, 1998, and supersedes and replaces our Agreement for the Provision of Consulting Services, dated June 3, 1996.

1.  Assignment

     Our assignment shall relate to the following product, project or service:
Green Mountain Energy Resources marketing efforts with respect to retailing electricity, natural gas and related products and services.

     During the term of this agreement, we shall be the sole company charged with the responsibility of creating, preparing, and executing marketing communications plans and projects and placing advertising with respect to such product, project or service,except in internet media, including your website. If additional products, projects or services are assigned to us, all terms and conditions hereof shall apply in the same manner as with respect to the originally assigned product, project or service. We agree that services in connection with Kenny Loggins or another general spokesperson and the hotair balloon operating agreement shall be governed under separate agreements and shall not be subject to the terms of this agreement.

2.  Agency Services

A. In accordance with the above, we will perform the following services for you professionally and in a manner consistent with that expected of other national advertising agencies. :

(1) Study your products and services;

(2) Analyze your present and potential markets;

(3) Apply our knowledge of sales and distribution channels, methods and operations, and available media, targeted communications, advertising, promotion, public relations and other means of marketing communications which can profitably be used to market your products and services; and

(4) Acting on the study, analysis and knowledge described above, formulate and recommend definite communications plan(s).

B.  In the execution of the plan(s), we will do the following:

(1) Conceive, write, design, produce, illustrate and otherwise prepare, and submit to you for your approval, your advertisements and other marketing communications in the appropriate forms for your message, including print and broadcast;

(2) Recommend and, with your prior approval, place orders for space, time or other means for your advertising, exercising due care in selecting media and suppliers and endeavoring to secure the most advantageous rates available;

(3) Recommend and, with your prior approval, enter into agreements with subcontractors providing strategic services such as fulfillment, direct mail consulting, mail processing and brand identity services. We may hire other subcontractors without your prior approval, provided that such contracts shall include provisions defining required performance standards, confidentiality provisions, rights upon termination and ownership rights in all Work Product (as hereafter defined) in a manner consistent with the terms of this agreement. You shall retain the right to advise us of unsatisfactory performance by any of our sub-contractors, which we will take reasonable steps to correct, including but not limited to terminating an unsatisfactory sub-contractor;

(4) Properly incorporate the message in mechanical or other form and forward it with proper instructions for fulfillment;

(5) Verify insertions, displays, broadcasts or other means used to such degree as is usually performed by agencies;

(6) Audit all invoices; and

(7) Cooperate with your marketing and sales staff and other marketing consultants to help make your advertising and other marketing communications effective.

3.  Charges

     A.  Minimum Monthly Retainer

You agree to pay us a minimum monthly fee, due by the first of each month, of $30,000 during the term of this agreement ("Minimum Monthly Retainer"). The Minimum Monthly Retainer will be credited against charges incurred on your behalf for all agency services/purchases except: a) media time/space, and b) direct response postage charges.

B. Quarterly Budgets and Monthly Advance Payments

Prior the the commencement of each calendar quarter, we shall agree upon a budget for monthly expenditures during such quarter. You agree to make monthly advance payments, due by the first day of each month, in the amount of anticipated prepaid expenses, including media time/space and direct response postage, for such month as reflected in the quarterly budget less the amount of the Minimum Monthly Retainer described above ("Monthly Advance Payments"). Within 15 days of the end of each month, we will provide you with an invoice for the actual charges by job incurred during such month in excess of the Monthly Advance Payment and such amount shall be due and payable by you within 30 days of your receipt of such invoice. During any quarter, you may amend the budget as you deem appropriate and we will implement the budget as amended. We agree not to exceed approved quarterly budgets by more than ten percent in any quarter without your prior written approval. The budget for the period January 1, 1998 though March 31, 1998 is set forth on Exhibit A attached hereto.

     Quarterly Budgets shall include the following line items if applicable:

     1.  Advertising Space and Time

You agree to pay us at current published rates (or at lower rates when available) plus an amount which (together with commission, if any, allowed by media) will yield us ***% of our total charge to you before cash discounts, if any.

     2.  Direct Response Marketing

To the extent not paid in Monthly Advance Payments, postage relative to direct response marketing must be paid a minimum of 2 days prior to submission to post office and will be billed at "Net Cost." As used in this agreement, Net Cost shall mean our actual cost, net of any realized discounts.

You agree to pay us the Net Cost of all Freight/Shipping materials and services purchased on your behalf, plus an amount that will yield us ***% of our total charges to you.

     3.  Design Materials and Services

You agree to pay us the Net Cost of all design materials and services purchased from Yamamoto Moss, Inc., on your behalf, plus an amount that will yield us ***% of our total charge to you.

     4.  General Agency Services

Except as otherwise noted herein, you agree to pay us the net cost of all materials and services purchased on your behalf, plus an amount that will yield us ***% of our total charge to you, except that for all "merchandise" purchased on your behalf our commission shall be ***% of our total charge to you. "MERCHANDISE" SHALL MEAN TANGIBLE/DIMENSIONAL ARTICLES, NOT PRINTED, TO INCLUDE:
(A) ADVERTISING SPECIALTIES, SOME BEARING LOGO IMPRINTS; (B) DIMENSIONAL ITEMS USED IN CONJUNCTION WITH TRADE SHOW EXHIBITS, GOODWILL GESTURES OR PREMIUM INCENTIVE OFFERS. This fee

***Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

includes all cost of client services which are clearly defined below the line on our General Agency Fee Schedule, attached hereto as Exhibit B. We Agree to renegotiate merchandise compensation on a quarterly basis, if requested by you.

5.  Taxes

You agree to pay all sales, use and payroll taxes that we are required by law to collect or pay in connection with your account for any purchases made or talent charges incurred on your behalf.

     6.  Agency Time Charges

You agree to pay us for services rendered on your behalf at our then current hourly rates. When relative to a specific project, the anticipated charge for agency services will be incorporated into the project estimate in quarterly budgets. Consultation and strategic planning of a general nature will be undertaken at your request and will be charged as incurred at our then current hourly rates (General Agency Fee Schedule attached hereto as Exhibit B).

     7.  Miscellaneous

You agree to pay us at our then current rates for color outputs and color copies related to the production of advertising/marketing materials. You also agree to pay us for travel and/or incidental costs which you request or which are connected with the production of your marketing materials.

     8.  Advertising Placed Outside the U.S.

Since conditions vary from company to company and from country to country, it is not feasible to establish a policy regarding compensation to us for advertising you adapt, translate or use in part or whole outside the U.S. If such use occurs, it is agreed that we will jointly review to determine the amount of compensation to be paid to us for such use.

4.  Terms of Payment

     A.  Fundamental Principles

Our relationship is based on three fundamental principles:

(1) We will finance our own agency services, but not the advertising of our clients; and

(2) We are solely liable for payment of media invoices only after we have been paid for those invoices by you. Prior to payment to us, you are and will remain solely liable; and

(3) All services obtained or provided by us or our subcontractors to you and Work Product produced thereby shall, upon payment by you, become your exclusive property to the extent of property rights otained by us on your behalf which shall be maintained in confidence as required under this agreement.

     B.  Agreement to Pay

Payment of each month's statement is due thirty (30) days following receipt of the invoice by you and will be past due after that date. A monthly service charge of 1-1/2% will be added to the outstanding balance of accounts over thirty (30) days past due. You are liable for any collection charges or attorney fees incurred by us in collecting your account, if delinquent.

     C.  Collateral, Print, and Broadcast Production

We will prepare estimates for collateral materials, and print and broadcast ad production for your approval in quarterly budgets. Based on the estimate approved by you, which may vary by plus or minus 10%, we will invoice you for the estimated cost at the inception of a project. You agree to pay these invoices in accordance with the terms stated above. Estimated charges will be reconciled to actual costs upon project completion.

     D.  Advertising Space and Time

We will invoice you for advertising space and time in the month prior to the flight or circulation, so that your payment to us will coincide, as closely as possible, with our payment responsibility to media.

     E.  Right to Change Payment Terms

We reserve the right in case of delinquency in your payments to us, or such impairment of your credit as in our reasonable opinion might endanger future payments to us, to change the requirements as to terms of payment under this agreement.

     F.  Cash Discounts

Cash discounts from media or other suppliers, to which we may be entitled by your prompt payment to us, will be passed on to you.


5.  General Provisions

     A.  Mutually Exclusive Arrangement

During the term of this agreement and for a period of six months following its termination, we agree to refrain from acting as advertising agency for any environmentally branded products directly competitive with yours, without your written consent. During the term of this agreement, you agree not to engage the services of any other advertising agency without first obtaining our written consent.

Notwithstanding the foregoing, we acknowledge and agree that you have previously engaged other parties as marketing consultants, including but not limited to Copernicus with respect to marketing research and strategy and The Weber Group with respect to public relations and events, and that you may in the future engage other consultants. We agree to cooperate with your other consultants.

     B.  Agent Relationship

With respect to goods and services for which you have given prior approval, we are acting as your authorized agent in purchasing such goods and services for you and performing such services required by us under this agreement.

     C.  Care of Property

We will keep in our care, for a reasonable length of time, advertising and other materials entrusted to us as your property, and will use reasonable efforts to secure their return from third parties.

     D.  Cancellation of Plans

You reserve the right in your discretion, to modify, reject, cancel, delay or stop any and all plans, schedules or work in process which you previously approved; and in such event we will take proper steps to carry out your instructions; but you agree to assume all liability for all commitments, and to reimburse us for any losses we may sustain or expenses we may incur derived therefrom, and to pay us any service charges relating thereto.

     E.  Failure of Suppliers to Perform

To the best of our ability, we will endeavor to guard against loss to you through the failure of media or suppliers to properly execute their commitments, but we are not responsible for any failure on their part.

     F.  Releases

We will obtain all necessary releases, licenses, permits or other authorizations to use photographs, trademarks, copyrighted materials, artwork or any other property or rights belonging to third parties obtained by us for use in performing services for you and we agree to discuss with you the scope of such rights acquired on your behalf. You will obtain the same for any materials obtained by you that are used by us in performing our services, and you will be responsible for any claims with respect to such use.

     G.  Indemnification of Agency and Client

We agree to exercise our best judgment in preparing and placing advertising, publicity, and other marketing communications for you, with a view to avoiding any claims, challenges, proceedings or suits against you or ourselves.

You are responsible for the accuracy, completeness and propriety of information concerning your products and services that you furnish to us.

We will indemnify and hold you harmless with respect to any claims or actions against you, based upon material prepared by us, involving any claim for libel, slander, piracy, plagiarism, invasion of privacy, infringement of copyright, infringement of trade dress, unfair competition or deceptive advertising, except (1) where any such claim or action may arise out of information or material supplied by you to us and incorporated in material prepared by us, or (2) for any such claim or action arising under regulations specifically applicable to energy retailers or based on disclosures concerning the environmental attributes of your products and services.

You will indemnify and hold us harmless with respect to any claims or actions instituted by a third party which results from the use by us of material furnished by you or where material created by us is substantially changed by you. Information or data obtained by us from you to substantiate claims made in advertising shall be deemed to be "material furnished to us by you."

The terms of this Section shall survive the termination of this agreement.

     H.  Confidentiality

You and we each shall treat all documentation and data received from the other that is not publicly known or available ("Confidential Information") as proprietary and will maintain it in confidence. The Confidential Information shall not be used for any purpose other than in connection with our services to you under this agreement. Only those of our and your employees, and those employees of our sub-contractors, involved in such work shall be afforded access to the Confidential Information, and all such employees shall maintain its confidentiality under the terms hereof. Each party shall take all reasonable steps to ensure that no other persons gain access to the Confidential Information except as otherwise agreed herein or subsequently consented to in advance in writing by the disclosing party.

The Confidential Information shall not be provided to any firm, organization or individual without the prior written consent of the disclosing party unless such recipient executed an equivalent confidentiality agreement. The receiving party will instruct employees accessing the Confidential Information regarding maintenance of the confidentiality of the information so obtained. Only enough copies of any of the documentation or data to complete a project shall be made without prior written consent of the disclosing party. At the disclosing party's option each receiving party employee or agent which is provided access to Confidential Information shall be required, in advance of being afforded such access, to read and countersign a facsimile of this provision.

At the conclusion of performance of this agreement, or upon demand by the disclosing party, the Confidential Information and any copies made thereof shall be immediately returned to the disclosing party, notwithstanding the existence of any claim or dispute between the parties, or the availability of any legal or equitable basis, including any lien, upon which either party or its successors or assigns might assert a claim to continued possession thereof.

The parties and their employees and agents agree that disclosure of any

Confidential Information except as authorized in this provision, or any violation of this provision, will cause the disclosing party immediate and irreparable harm remediable by preliminary and permanent injunctive relief, in addition to any actual damage caused by such disclosure or violation.

Notwithstanding the preceding, this provision and the restrictions contained therein shall not apply to any data and documentation:

a) which is independently developed by either party without the involvement of the other; or

b) which becomes known to either party from a source other than the other party without breach of any agreement relating to such information; or

c) pursuant to any order of a regulatory body or a court, after five (5) working days notice to the disclosing party.

The terms of this provision shall survive the termination or expiration of this agreement.

     I.  Authorized Representative

Until otherwise notified by you in writing, we will direct all inquires regarding your account to Andrew Perkins, who shall have full authority to grant your approval and to act for you with respect to this agreement.


6.  Term of Agreement

     A.  Term of Agreement and Notice of Termination

This agreement will start on January 1, 1998, and will continue in force until terminated by 90 day notice (the "Notice Period") in writing sent by registered or certified mail to our or your principal place of business, but in no event may this agreement be terminated effective earlier than twelve (12) months from the commencement of the term.

Notwithstanding the foregoing, you shall have the right at any time to terminate this agreement for causewhen the breach, action or inaction continues for more than 30 days after written notice by you to us. Cause shall include our material breach of this agreement.

Notwithstanding the foregoing you shall also have the right to terminate this agreement by giving thirty days prior written notice prior to January 1, 1999 that you have abandoned your plans to participate in the retail market for electricity, natural gas and related products and services, after which you shall refrain from such business for not less than one year.

Upon any such termination, you shall have no further obligation to us, other than as set forth below.

B.  Placing Advertising and Compensation During Period of Notice

This agreement will continue in full force during the Notice Period including the ordering and billing of advertising in media whose closing dates or broadcast dates fall within such period, and we are entitled to all commissions and any other compensation relating to such advertising, regardless of who places it.

After the Notice period, no rights or liabilities will arise out of our relationship with one another, regardless of any plans that may have been made for future advertising, except that any uncancelable contract(s) made on your authorization, and still existing at the expiration of the Notice Period, will be carried to completion by us and paid for by you unless mutually agreed in writing to the contrary. In the event of termination of this Agreement, we agree to assign to you,upon your request, any STRATEGIC subcontract As defined in section 2.B.3 hereof entered into by us on your behalf and to insure that such agreements are so assignable. In such circumstances, our rights to commissions on such assigned contracts shall cease as of the date of termination of this agreement.

     C.  Payment for Purchase and Work Done

Any materials, services, etc. we have committed ourselves to purchase for your account, with your approval, will be paid for by you in accordance with the provisions of this agreement.

     D.  Disposition of Property and Transfer of Contracts With Media

Upon the termination of this contract, we will assign and make available to you or your representative, all property in our possession or control belonging to and paid for by you, and all information regarding your advertising. We also agree to give all reasonable cooperation toward transferring with approval of third parties in interest all reservations, contracts, and arrangements with advertising media or others, for advertising space, broadcasting time, or materials yet to be used and all rights and claim thereto, upon being duly released from the obligation thereof.

     E. Work Product

As used in this agreement, "Work Product" means all plans, specifications, calculations, reports and other output whether in written, electronic or other form, including source code, resulting from providing services by us or by our sub-contractors under this agreement. The Work Product shall become your property to the extent of property rights obtained on your behalf upon payment in full of all outstanding invoices. No licenses or rights under any patent, trademark or copyright are granted by this agreement. We hereby assign to you all property rights in the Work Product.

     F.  Commissions on Short Rate Bills and Refunds

In the event that contracts with advertising media are transferred to another advertising agency, it is understood that after the Notice Period, we will retain no rights to commissions on short rate bills nor have the obligation to pay back commissions or refunds made by reason of the earning of a lower rate, unless agreed to the contrary.

     G.  Examination of Records

You may at any time during the term of this agreement, upon reasonable notice, examine our records directly pertaining to the handling of your account.

     H.  Arbitration

The sole remedy for the resolution of disputes between us under this agreement will be arbitration before one arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, such arbitration to be held in Burlington, Vermont. Any arbitration under this agreement may be consolidated with any arbitration between either party and any third party which relates to the services provided under this agreement, and in that event the arbitrator(s) shall have the authority to determine the site for the consolidated arbitration.

I.  Governing Law

This agreement will be interpreted in accordance with the laws of Vermont.

ACKNOWLEDGMENT OF ARBITRATION

YOU AND WE UNDERSTAND THAT THIS AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE. AFTER SIGNING THIS AGREEMENT, YOU AND WE UNDERSTAND THAT NEITHER OF US WILL BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE WHICH IS COVERED BY THE ARBITRATION AGREEMENT, UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL OR CIVIL RIGHTS. INSTEAD, YOU AND WE AGREE TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.






ACCEPTED AND AGREED BY CLIENT           GREEN MOUNTAIN ENERGY RESOURCES L.L.C.



Title: President & CEO                  Title: Mgr. Mktg. Op.
Date:  2-18-98                          Date:  2-18-98
By:    /s/Wayne A. Cullinan             By:    /s/ Andrew Perkins

By:       Andrew K. Perkins
Title:    Manager, Marketing Operations
Date:     2-18-98



ATTACHED SCHEDULES:

1.)  Exhibit A - Approved Budget (January 1, 1998  - March 31, 1998)

2.)  Exhibit B - General Agency Fee Schedule


                                   Exhibit A
                                   ---------

Exhibit A: Approved Budget (January 1, 1998 - March 31, 1998)

Item                       Jan. '98      Feb. '98      Mar. '98
----                       --------      --------      --------
TV Production               150,000             -             -
Radio Production             20,000             -             -
Newsp. - Production          35,000             -             -
Direct Marketing                  -       266,750       252,500
List Acquisition            135,000       125,000        85,000
Fulfillment                  55,000        50,000        50,000
Welcome Package              10,000        10,000        30,000
Customer Retention                -        25,000        25,000
Collateral                        -        25,000        12,500
Cullinan                     30,000        30,000        30,000
Web Site                     25,000                      75,000
C&I Program                  10,000        25,000        15,000
                            -------       -------       -------
Total                       470,000       556,750       575,000



                                   Exhibit B
                                   ---------

GENERAL AGENCY FEE SCHEDULE

  Consultation/Strategic Planning:................................. $***
  Day Rate Applicable @............................................ $***
  Senior Project Management:....................................... $***
  Account Planning:................................................ $***
  Research:........................................................ $***
  Creative Direction:.............................................. $***
  Senior Art Direction:............................................ $***
  Art Direction/Layout/Design...................................... $***
  Computer Production:............................................. $***
  Sr. Copywriting/Editing:......................................... $***
  Copywriting/Editing:............................................. $***
  Proofreading:.................................................... $***
  Production Management:........................................... $***
  On-site logistics, three-dimensional, mockups, etc.
  Media Planning:.................................................. $***
 Public Relations Coordination:
  Internal:........................................................ $***
  External: cost + Agency Admin. Fee............................... (***%)
 Legal:
  Internal:........................................................ $***
  External: cost + Agency Admin. Fee............................... (***%)
 Endorsement Negotiations:
  Personalities, Licensing, Sponsorships........................... $***
                    Plus ***% of Total Fee
Direct Mail Consultation........................................... $***
Computer Color Outputs:  $***/original generation Color Copies:.... $***/copy
                                                                    ====
ALL SERVICES BELOW THE LINE ARE PROVIDED AS AN INTEGRAL PART OF OUR AGENCY SERVICES AND ARE NOT BILLED, BUT ARE ABSORBED AS A COST OF OUR OPERATING OVERHEAD.

 Account Services:

***Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

  Account Executive:............................................ $***
  Account Coordinator:.......................................... $***
  Print Production:  Estimating, Buying and Supervision......... $***
  Traffic/Coordination:......................................... $***
  Media Placement & Buying...................................... $***
   Reporting/Post Analysis...................................... $***
  General Agency Services:...................................... $***
  Direct Mail Coordinator:.......................................$***

As a standard of our compensation agreement, TCG will add a mark-up to all outside purchases for printing, collateral and related activities.

Media buying will also return a standard rate of commission in consideration of our management services rendered.

***Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.